EXHIBIT 99.2

T · · Mobile · Investor Factbook

Q4 and Full-Year 2017

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T-Mobile US, Inc.
Investor Factbook
T-Mobile US Reports Fourth Quarter and Full-Year 2017 Results
T-Mobile Reports Record Financial Results Across the Board for FY 2017,
Issues Strong Guidance for 2018 and Beyond

Record Financial Performance in FY 2017 Across the Board (all percentages year-over-year):

•	Service revenues up 7.1% to $7.8 billion in Q4 2017 - up 8.3% to $30.2 billion in 2017

•	Total revenues up 5.1% to $10.8 billion in Q4 2017 - up 8.3% to $40.6 billion in 2017

•	Net income of $2.7 billion and $4.5 billion in Q4 2017 and 2017, respectively

•	Diluted earnings per share ("EPS") of $3.11 and $5.20 in Q4 2017 and 2017, respectively

•	The impact from the Tax Cuts and Jobs Act ("TCJA") on Net income and EPS was a benefit of $2.2 billion and $2.50 in Q4 2017 and $2.2 billion and $2.49 in 2017, respectively

•	Adjusted EBITDA(1) of $2.7 billion and $11.2 billion in Q4 2017 and 2017, respectively

•	Net cash from operating activities up 28.5% to $2.1 billion in Q4 2017 - up 29.8% to $8.0 billion in 2017

•	Free Cash Flow(1) up 53.0% to $1.1 billion in Q4 2017 - up 90.2% to $2.7 billion in 2017
Customer Growth Again Leads the Industry:

•	1.9 million total net additions in Q4 2017 - 5.7 million in 2017

•	1.1 million total branded postpaid net additions in Q4 2017 - 3.6 million in 2017

•	891,000 branded postpaid phone net additions in Q4 2017 - 2.8 million in 2017

•	149,000 branded prepaid net additions in Q4 2017 - 855,000 in 2017

•	1.18% postpaid phone churn in Q4 2017, down 10 bps year-over-year - 1.18% in 2017, down 12 bps from 2016

Strong Network and Distribution Expansion:

•	T-Mobile covered 322 million people with 4G LTE at the end of 2017 - targeting 325 million people across 2.5 million square miles by the end of 2018

•	16 quarters in a row with the fastest network; first U.S. carrier to exceed 30 Mbps average download speed

•	Aggressive deployment activity of 600 MHz in 2017, accelerated pace anticipated for 2018

•	2,800 new stores opened in 2017, including nearly 1,500 new T-Mobile and over 1,300 net new MetroPCS

Outlook for 2018:

•	Branded postpaid net customer additions of 2.0 to 3.0 million

•	Net income is not available on a forward looking basis(2)

•	Adjusted EBITDA target of $11.3 to $11.7 billion which includes leasing revenues of $0.6 to $0.7 billion(1)

•	Cash purchases of property and equipment, excluding capitalized interest, of $4.9 to $5.3 billion. This includes expenditures for 5G deployment

•	Increasing three-year compound annual growth rates (CAGRs) for Net cash provided by operating activities and Free Cash Flow from FY 2016 to FY 2019 to 16% - 18% and 46% - 48%, respectively(1)
________________________________________________________________

(1)
Adjusted EBITDA is a non-GAAP financial measure and Free Cash Flow is a non-GAAP financial metric. These non-GAAP financial items should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial items to the most directly comparable financial items based on GAAP as of December 31, 2017 are provided in the financial tables on pages 34 - 42.

(2)
T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

Total Branded Postpaid Net Additions
(in thousands)

CUSTOMER METRICS
Branded Postpaid Customers

▪
Branded postpaid phone net customer additions were 891,000 in Q4 2017, compared to 595,000 in Q3 2017 and 933,000 in Q4 2016. This marked the 16th consecutive quarter that T-Mobile led the industry in branded postpaid phone net customer additions.

▪
Sequentially, branded postpaid phone net customer additions increased primarily due to higher gross customer additions driven by strong customer response to Un-carrier initiatives and promotional activities, expansion into new segments such as T-Mobile for Business, continued growth in existing markets and distribution expansion to new Greenfield markets, along with record Q4 churn performance.

▪
The slight year-over-year decrease was primarily due to lower gross customer additions as a result of promotions in Q4 2016 and increased competitive activity, partially offset by strong customer response from the factors noted above and the record Q4 churn performance.

▪
On September 1, 2016, T-Mobile sold its marketing and distribution rights to certain existing T-Mobile co-branded customers to a current MVNO partner (the "MVNO Transaction"). The MVNO Transaction resulted in a transfer of branded postpaid phone customers and branded prepaid customers to wholesale customers.

▪
During the third quarter of 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified 253,000 DIGITS customers net additions from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

▪	Branded postpaid other net customer additions were 181,000 in Q4 2017, compared to 222,000 in Q3 2017 and 264,000 in Q4 2016.

▪	The sequential decrease was primarily due to lower net additions from DIGITS.

▪	The year-over-year decrease was primarily due to higher deactivations on a growing customer base, partially offset by a higher level of activations from connected devices and DIGITS.

Branded Postpaid Phone Churn

▪	Branded postpaid net customer additions were 1,072,000 in Q4 2017, compared to 817,000 in Q3 2017 and 1,197,000 in Q4 2016.

▪	Branded postpaid phone churn was a Q4 record at 1.18% in Q4 2017, down 5 basis points from 1.23% in Q3 2017 and down 10 basis points from 1.28% in Q4 2016.

▪
The sequential decrease in branded postpaid phone churn was primarily due to strong customer response to our Un-carrier initiatives, partially offset by an increase in competitive activity in the marketplace.

▪
The year-over-year decrease in branded postpaid phone churn was primarily due to increased customer satisfaction and loyalty from ongoing improvements to network quality, customer service and the overall value of our offerings in the marketplace.

▪
For the full-year 2017, branded postpaid phone net customer additions were 2,817,000, compared to 3,307,000 in 2016. Branded postpaid phone net adds in full-year 2017 were driven by the continued strong customer response to our Un-carrier initiatives and promotional activities, the growing success of T-Mobile for Business, continued growth in existing markets and distribution expansion to new Greenfield markets and lower churn, partially offset by increased competitive activity in the marketplace with all competitors having launched Unlimited rate plans in Q1 2017. T-Mobile captured the majority of the industry’s postpaid phone growth in 2017 for the fourth consecutive year.

▪
For the full-year 2017, branded postpaid net customer additions were 3,620,000, compared to 4,097,000 in 2016. Full-year 2017 branded postpaid net customer additions were at the top of the guidance range of 3.3 to 3.6 million provided in connection with Q3 2017 earnings.

▪
Branded postpaid phone churn was 1.18% for the full-year 2017, down 12 basis points compared to 1.30% in 2016 primarily due to the MVNO Transaction as the customers transferred had a higher rate of churn and increased customer satisfaction and loyalty from ongoing improvements to network quality, customer service and the overall value of our offerings in the marketplace.

Total Branded Prepaid Net Additions
(in thousands)

Branded Prepaid Churn

Branded Prepaid Customers

▪	Branded prepaid net customer additions were 149,000 in Q4 2017, compared to 226,000 in Q3 2017 and 541,000 in Q4 2016.

▪	The sequential decrease was primarily due to increased competitive activity and the de-emphasis of the legacy T-Mobile prepaid brand, partially offset by lower churn.

▪
The year-over-year decrease was primarily driven by higher deactivations from a growing customer base, increased competitive activity in the marketplace and the de-emphasis of the legacy T-Mobile prepaid brand.

▪
Migrations to branded postpaid plans reduced branded prepaid net customer additions in Q4 2017 by approximately 180,000, up from 165,000 in Q3 2017 and down from 210,000 in Q4 2016. Migrations reduced branded prepaid net customer additions by 700,000 in full-year 2017 as compared to 870,000 in full-year 2016.

▪	Branded prepaid churn was 4.00% in Q4 2017, compared to 4.25% in Q3 2017 and 3.94% in Q4 2016.

▪	The sequential decrease was primarily due to the overall value of our offerings in the marketplace.

▪
The year-over-year increase was primarily due to higher churn from increased competitive activity in the marketplace, partially offset by increased customer satisfaction and loyalty from ongoing improvements to network quality, customer service and overall value of our offerings in the marketplace.

▪
For the full-year 2017, branded prepaid net customer additions were 855,000, compared to 2,508,000 in 2016, primarily due to higher deactivations from a growing customer base, increased competitive activity in the marketplace and the de-emphasis of the legacy T-Mobile prepaid brand. Additional decreases resulted from the optimization of our third-party distribution channels.

▪
Branded prepaid churn was 4.04% for the full-year 2017, up 16 basis points compared to 3.88% in 2016 primarily from higher churn from increased competitive activity in the marketplace, partially offset by increased customer satisfaction and loyalty from ongoing improvements to network quality, customer service and overall value of our offerings in the marketplace.

Total Branded Net Additions
(in thousands)

Wholesale Net Additions
(in thousands)

Total Net Additions
(in thousands)

Total Branded Customers

▪	Total branded net customer additions were 1,221,000 in Q4 2017, compared to 1,043,000 in Q3 2017 and 1,738,000 in Q4 2016.

▪	For the full-year 2017, total branded net customer additions were 4,475,000 compared to 6,605,000 in 2016.
Wholesale Customers

▪	Wholesale net customer additions were 633,000 in Q4 2017, compared to 286,000 in Q3 2017 and 363,000 in Q4 2016.

▪
While we continue to focus on more profitable wholesale opportunities, we believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base, resulting in the removal of 160,000 and 4,368,000 reported wholesale customers as of the beginning of Q3 2017 and the beginning of Q2 2017, respectively. Lifeline customer activity was no longer included after their removal.

▪	Sequentially, the increase was primarily due to higher Machine-to-Machine ("M2M") gross customer additions.

▪	Year-over-year, the increase was primarily due to the removal of the Lifeline program customers, partially offset by lower M2M activations.

▪
For the full-year 2017, wholesale net customer additions were 1,183,000 compared to 1,568,000 in 2016 primarily from lower gross customer additions, partially offset by lower deactivations driven by the removal of the Lifeline program customers and from the continued success of our M2M partnerships.

Total Customers

▪
Total net customer additions were 1,854,000 in Q4 2017, compared to 1,329,000 in Q3 2017 and 2,101,000 in Q4 2016. This was the 19th consecutive quarter in which T-Mobile has added more than one million total net customers.

▪	For the full-year 2017, total net customer additions were 5,658,000 compared to 8,173,000 in 2016. This was the fourth consecutive year in which total net customer additions exceeded 5 million.

▪	T-Mobile ended Q4 2017 with 72.6 million total customers.

Depth of T-Mobile's Nationwide Low-Band Spectrum (600 MHz and 700 MHz)

Total Low-Band
(600, 700, 850)
~60
~50
-40
~30
~20

NETWORK

▪
The speed and capacity of our network allows us to offer “America’s Best Unlimited Network” to our customers. Our advancements in network technology and our spectrum resources ensure we can continue to increase the breadth and depth of our network as the industry moves towards 5G.

600 MHz Spectrum Update

▪
At the end of Q4 2017, T-Mobile owned a nationwide average of 31 MHz of 600 MHz low-band spectrum covering 328 million POPs. T-Mobile now owns approximately 41 MHz in the low-band (600 MHz and 700 MHz), quadrupling its pre-auction low-band holdings. The purchased spectrum covers 100% of the U.S.

▪	At least 10 MHz of 600 MHz spectrum covering over 1.2 million square miles and approximately 62 million POPs was clear and available for deployment as of the end of 2017.

▪
T-Mobile has actively engaged with broadcasters to accelerate FCC clearance timelines, entering into approximately 40 agreements with several parties. These agreements will, in aggregate, accelerate clearing, bringing the total clearing target to over 100 million POPs expected by year-end 2018. We expect to reach a clearing target of 250 million POPs by year-end 2019. T-Mobile remains committed to assisting broadcasters occupying 600 MHz spectrum to move to new frequencies.

▪
In addition to spectrum clearing, T-Mobile aggressively started deployments of 600 MHz spectrum, lighting up spectrum in 586 cities and towns in 28 states across the country, covering 300,000 square miles by year-end 2017.

▪
We had two new 600 MHz-capable devices in our retail distribution for the 2017 holiday season (LG V30 and Samsung GS8 Active). We expect more than a dozen new smartphones to be rolled out in 2018 to be 600 MHz-capable.

▪	Our 600 MHz spectrum holdings will be used to deploy America's first nationwide 5G network expected by 2020.

T-Mobile Average Spectrum Ownership,
All Markets
(Band, in MHz)

+39%
79
40
29
10
110
40
29
10
31
Pre-Auction Close
4Q17
600 MHz
700 MHz
PCS
AWS

T-Mobile Coverage Map
(as of December 31, 2017)
LTE Download Speeds and
Upload Speeds - 4Q17
(in Mbps, D/L at Base, U/L at Top)
Based on T-Mobile’s analysis of national LTE results from Ookla® Speedtest data.

Spectrum Growth

▪
At the end of Q4 2017, T-Mobile owned an average of 110 MHz of spectrum nationwide, an increase of 39% in spectrum holdings compared to before the conclusion of the broadcast incentive auction. The spectrum is comprised of an average of 31 MHz in the 600 MHz band, 10 MHz in the 700 MHz band, 29 MHz in the 1900 MHz PCS band and 40 MHz in the AWS band.

Network Coverage Growth

▪	T-Mobile continues to expand its coverage breadth and covered 322 million people with 4G LTE by the end of 2017.

▪	By the end of 2018, we are targeting a population coverage of 325 million and a geographic coverage of 2.5 million square miles.

Network Speed Leadership

▪
As “America’s Best Unlimited Network,” we offer the fastest nationwide 4G LTE upload and download speeds in the United States. This is the 16th consecutive quarter we have led the industry in both categories, and this is based on the results of millions of user-generated speed tests.

▪	In Q4 2017, T-Mobile was the first U.S. carrier ever to exceed 30 Mbps average download speeds, with 31.6 Mbps.

▪	In Q4 2017, T-Mobile’s average 4G LTE download speed was 31.6 Mbps, compared to Verizon at 28.2 Mbps, AT&T at 24.4 Mbps and Sprint at 23.8 Mbps.

▪	In Q4 2017, T-Mobile's average 4G LTE upload speed was 12.2 Mbps, compared to Verizon at 9.7 Mbps, AT&T at 7.9 Mbps and Sprint at 3.4 Mbps.

▪
OpenSignal, the global standard for measuring consumers' real-world mobile network experiences, named T-Mobile as the winner in five categories in its recent "State of Mobile Networks USA" report, including mobile download speed and LTE availability.

License Assisted Access

Network Capacity Growth

▪
T-Mobile continues to expand its capacity through the re-farming of existing spectrum and implementation of new technologies including Voice over LTE ("VoLTE"), Carrier Aggregation, 4x4 MIMO, 256 Quadrature Amplitude Modulation ("QAM"), and License Assisted Access ("LAA").

▪
VoLTE comprised almost 80% of total voice calls in Q4 2017 compared to 75% in Q3 2017 and 64% in Q4 2016. Moving voice traffic to VoLTE frees up spectrum and allows for the transition of spectrum currently used for 2G and 3G to 4G LTE. T-Mobile is leading the U.S. wireless industry in the rate of VoLTE adoption.

▪	Carrier aggregation is live for T-Mobile customers in over 875 markets. This advanced technology delivers superior speed and performance by bonding multiple discrete spectrum channels together.

▪
4x4 MIMO is currently available in over 475 markets. This technology effectively delivers twice the speed and incremental network capacity to customers by doubling the number of data paths between the cell site and a customer's device. We plan to start deploying massive MIMO (FD-MIMO) in selected locations later in 2018.

▪
T-Mobile has rolled out 256 QAM in over 925 markets. 256 QAM increases the number of bits delivered per transmission to enable faster speeds. T-Mobile is the first carrier globally to have rolled out the combination of carrier aggregation, 4x4 MIMO and 256 QAM.

▪
T-Mobile is implementing a significant small cell program. We plan to roll out 25,000 small cells in 2018 and early 2019. This is on top of the approximately 18,000 small cells and DAS nodes already rolled out as of the end of 2017. In conjunction with the small cell rollout, we have also started rolling out License Assisted Access. The first LAA small cell went live in New York City in Q4 2017.

Retail Footprint*
(in thousands)

T-Mobile

MetroPCS

*	Includes T-Mobile direct and exclusive dealers and MetroPCS direct and all dealers.

**	Approximately 200 third party payment centers have been excluded from the MetroPCS retail footprint as of the beginning of the first quarter of 2017.

***	New doors for MetroPCS are net of closures.

DISTRIBUTION

▪
T-Mobile’s network expansion has provided a unique opportunity to grow our distribution footprint by over 30 million POPs from the beginning of 2016 through year-end 2017, bringing our total distribution footprint to over 260 million people.

▪	In 2017, we built nearly 1,500 new T-Mobile stores and over 1,300 net new MetroPCS stores.

▪
Many of these additional stores are in geographic areas where T-Mobile had not previously competed. In 2017, we opened T-Mobile stores in more than 600 cities and towns where we did not previously have a retail presence.

▪
Expansion of our distribution footprint will continue in 2018. In 2018, our retail store expansion will be exclusively focused on Greenfield markets, building on this significant future growth opportunity.

UN-CARRIER INITIATIVES

▪
On January 22, 2018, T-Mobile closed on its previously announced acquisition of TV technology innovator, Layer3 TV, Inc. This acquisition represents a progression in the Un-carrier’s video strategy, which began with Un-carrier X: Binge On, strengthened with Netflix On Us, and will expand further when Layer3 TV’s management, technology, and content relationships bring the Un-carrier philosophy to video. We continue to believe that content is moving to the internet and the internet is going mobile, creating multiple opportunities for T-Mobile to continue disrupting the existing landscape for the benefit of consumers everywhere.

▪
Un-carrier X: Binge On, launched in 4Q15, optimized video for mobile viewing and enabled customers with qualifying plans to stream video from popular streaming services without it counting against their high-speed data bucket. Since launch, customers have watched nearly 10 billion hours of video through Binge On. With the introduction of unlimited plans in 3Q16, we broadened the concept of mobile video viewing to enable all T-Mobile ONE customers to watch unlimited video from any streaming service.

▪	Un-carrier Next: Netflix on Us, launched in Q3 2017, kicked our video strategy up a notch by providing every qualifying T-Mobile ONE family plan with a free Netflix standard subscription.

▪
We are currently hard at work constructing the next phase of our mobile video strategy, and we will announce further details of the upcoming T-Mobile TV offer when the service is formally launched in 2018.

Devices Sold or Leased
(in million units)
	Q4 2016	Q3 2017	Q4 2017
Total Company
Phones	10.0	8.7	9.7
Mobile broadband devices	0.5	0.5	0.7
Total Company	10.5	9.2	10.4

Branded Postpaid Upgrade Rate

DEVICES

▪	Total devices sold or leased were 10.4 million units in Q4 2017, compared to 9.2 million units in Q3 2017 and 10.5 million units in Q4 2016.

▪
Total phones (smartphones and non-smartphones) sold or leased were 9.7 million units in Q4 2017, compared to 8.7 million units in Q3 2017 and 10.0 million units in Q4 2016. Mobile broadband devices benefited from strong watch sales in Q4 2017.

▪	The upgrade rate for branded postpaid customers was approximately 7%, up from approximately 6% in Q3 2017 and down from approximately 10% in Q4 2016.

Total EIP Receivables, net and QoQ
Change in Total EIP Receivables
($ in millions)

QoQ Chng in Total EIP     — Total EIP Rec., net

Leased Devices Transferred to P&E,
net and Lease Revenues
($ in millions)

Lease Revenues

Leased Devices Trans. to P&E

DEVICE FINANCING
Equipment Installment Plans (EIP)

▪	T-Mobile provided $2.09 billion in gross EIP device financing to its customers in Q4 2017, up 40.6% from $1.49 billion in Q3 2017 and up 6.9% from $1.96 billion in Q4 2016.

▪	Sequentially the increase was primarily due to higher EIP unit sales.

▪	Year-over-year the increase was primarily from higher average revenue per device sold and shifting focus to our EIP financing option beginning in the first quarter of 2016.

▪	Customers on T-Mobile plans had associated EIP billings of $1.58 billion in Q4 2017, up 6.8% compared to $1.48 billion in Q3 2017 and up 15.4% from $1.37 billion in Q4 2016.

▪
Total EIP receivables, net of imputed discount and allowances for credit losses, were $3.56 billion at the end of Q4 2017, compared to $3.24 billion at the end of Q3 2017 and $2.91 billion at the end of Q4 2016.

Leasing Plans

▪	Leased devices transferred to property and equipment from inventory, net was $249 million in Q4 2017, compared to $97 million in Q3 2017 and $233 million in Q4 2016.

▪	The sequential increase was primarily due to a higher number of iconic devices leased in Q4 2017 as well as the continued success of affordable devices on leasing programs.

▪	The year-over-year increase was primarily due to the success of affordable devices on leasing programs, partially offset by a lower number of iconic devices leased.

▪
Depreciation expense associated with leased devices was $196 million in Q4 2017, compared to $189 million in Q3 2017 and $361 million in Q4 2016. The sequential increase was primarily due to a higher number of devices under lease. The year-over-year decrease is due to a lower number of devices under lease.

▪	Leased devices included in property and equipment, net were $792 million at the end of Q4 2017, compared to $739 million at the end of Q3 2017 and $1.43 billion at the end of Q4 2016.

▪	Lease revenues were $160 million in Q4 2017, compared to $159 million in Q3 2017 and $354 million in Q4 2016.

Hurricane Impacts
(in millions, except per share amounts, ARPU, ABPU, and bad debt expense as a percentage of total revenues)
Increase (decrease)	Q3 2017	Q4 2017			YTD 2017
	Net	Gross	Reimb-ursement	Net	Net
Revenues
Branded postpaid revenues	$(20)	$(17)	$—	$(17)	$(37)
Of which, branded postpaid phone revenues	(19)	(16)	—	(16)	(35)
Branded prepaid revenues	(11)	—	—	—	(11)
Total service revenues	(31)	(17)	—	(17)	(48)
Equipment revenues	(8)	—	—	—	(8)
Total revenues	$(39)	$(17)	$—	$(17)	$(56)

Operating expenses
Cost of services	$69	$129	$(93)	$36	$105
Cost of equipment sales	4	—	—	—	4
Selling, general and administrative	36	—	—	—	36
Of which, bad debt expense	20	—	—	—	20
Total operating expense	$109	$129	$(93)	$36	$145

Operating income (loss)	$(148)	$(146)	$93	$(53)	$(201)
Net income (loss)	$(90)	$(103)	$63	$(40)	$(130)

Earnings per share - basic	$(0.11)	$(0.12)	$0.07	$(0.05)	$(0.16)
Earnings per share - diluted	$(0.10)	$(0.12)	$0.07	$(0.05)	$(0.15)

Operating measures
Bad debt expense as a percentage of total revenues	0.20%	—%	—%	—%	0.05%
Branded postpaid phone ARPU	$(0.19)	$(0.16)	$—	$(0.16)	$(0.09)
Branded postpaid ABPU	$(0.18)	$(0.15)	$—	$(0.15)	$(0.08)
Branded prepaid ARPU	$(0.18)	$—	$—	$—	$(0.05)

Non-GAAP financial measures
Adjusted EBITDA	$(148)	$(146)	$93	$(53)	$(201)

HURRICANE IMPACTS

▪
During Q3 and Q4 2017, our operations in Texas, Florida and Puerto Rico experienced losses related to hurricanes. The impact for Q3 2017 and Q4 2017 from lost revenue, assets damaged or destroyed and other hurricane related costs are included in the table. We expect additional expenses to be incurred and customer activity to be impacted in the first quarter of 2018, primarily related to our operations in Puerto Rico. We recognized approximately $93 million, pre-tax, for insurance recoveries in Q4 2017 related to those hurricane losses and we continue to assess the damage of the hurricanes and work with our insurance carriers to submit claims for property damage and business interruption. We expect to record additional insurance recoveries related to these hurricanes in future periods.

▪
From an operational standpoint, both our network and retail facilities in Texas and Florida have returned to pre-hurricane strength. In Puerto Rico, T-Mobile has put 97% of its sites on the island back on air with 80% of those sites reconnected to fiber backhaul. Work is ongoing and T-Mobile remains fully committed to working with both the federal and local authorities to return operations to the level expected by all of our customers in Puerto Rico. From a retail perspective, 86% of our stores in Puerto Rico are currently open for business and serving the community. We will continue to invest the time, capital, and manpower to repair, rebuild, and return Puerto Rico to pre-hurricane strength.

Total Bad Debt Expense and Losses from Sales of Receivables
($ in millions, % of Total Revs (1))

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See Effect of Change in Accounting Principle table for further detail.

CUSTOMER QUALITY

▪	Total bad debt expense and losses from sales of receivables was $147 million in Q4 2017, compared to $190 million in Q3 2017 and $190 million in Q4 2016.

▪
As a percentage of total revenues, total bad debt expense and losses from sales of receivables was 1.37% in Q4 2017, compared to 1.90% in Q3 2017 and 1.86% in Q4 2016. The impact from hurricanes in Q3 2017 was an increase of 0.20%.

▪
Sequentially, total bad debt expense and losses from sales of receivables decreased by $43 million. As a percentage of total revenues, bad debt expense and losses from sales of receivables decreased 53 basis points sequentially. The decrease reflects our ongoing focus on managing customer quality and the $20 million negative impact from hurricanes in Q3 2017.

▪
Year-over-year, total bad debt expense and losses from sales of receivables decreased by $43 million. As a percentage of total revenues, bad debt expense and losses from sales of receivables decreased by 49 basis points. The decrease reflects our ongoing focus on managing customer quality.

▪
For full-year 2017, total bad debt expense and losses from sales of receivables decreased to $687 million from $705 million in 2016. As a percentage of total revenues, total bad debt expense and losses from sales of receivables was 1.69% in 2017 compared to 1.88% in 2016. The decreases in both measures reflect our ongoing focus on managing customer quality and the MVNO Transaction.

▪
Including the EIP receivables sold, total EIP receivables classified as Prime were 54% of total EIP receivables at the end of Q4 2017, up compared to 52% at the end of Q3 2017 and 53% at the end of Q4 2016.

Branded Postpaid Phone ARPU
($ per month)

Branded Postpaid ABPU
($ per month)

OPERATING METRICS
Branded Postpaid Phone ARPU

▪	Branded postpaid phone ARPU was $46.38 in Q4 2017, down 1.2% from $46.93 in Q3 2017 and down 4.1% from $48.37 in Q4 2016.

▪
Sequentially, the decrease was due to dilution from promotions targeting families and new segments, as well as a decrease in usage charges driven by seasonal trends in long distance toll and roaming. The negative impact from hurricanes was approximately $0.16 in Q4 2017 and $0.19 in Q3 2017.

▪	Year-over-year, the decrease was primarily due to dilution from promotions targeting families and new segments, as well as the negative impact from hurricanes of approximately $0.16.

▪
For full-year 2017, branded postpaid phone ARPU was $46.97, down 1.1% from 2016, primarily due to dilution from promotions targeting families and new segments, as well as the negative impact from hurricanes of approximately $0.09. These decreases were partially offset by the MVNO Transaction as those customers had a lower ARPU and a decrease in the non-cash net revenue deferral for Data Stash. Excluding the impact from hurricanes, ARPU decreased 0.9% from 2016.

Branded Postpaid ABPU

▪	Branded postpaid ABPU was $59.88 in Q4 2017, nearly flat from $59.89 in Q3 2017 and down 5.1% from $63.08 compared to Q4 2016.

▪
Sequentially, the slight decrease was primarily due to lower branded postpaid phone ARPU, partially offset by the growth in EIP billings. The negative impact from hurricanes was $0.15 in Q4 2017 as compared to $0.18 in Q3 2017.

▪
Year-over-year, the decrease was primarily due to lower lease revenues, lower branded postpaid phone ARPU, growth in the branded postpaid other customer base with lower ARPU, and the negative impact from hurricanes of $0.15, partially offset by growth in EIP billings.

▪
For full-year 2017, branded postpaid ABPU was $60.49, down 3.6% from 2016 due to lower lease revenues, growth in the branded postpaid other customer base with lower ARPU and the negative impact from hurricanes of $0.08.

Branded Postpaid Customers per Account

Branded Prepaid ARPU
($ per month)

Branded Postpaid Customers per Account

▪	Branded postpaid customers per account was 2.93 at the end of Q4 2017, compared to 2.92 at the end of Q3 2017 and 2.86 at the end of Q4 2016.

▪	Sequentially, branded postpaid customers per account was essentially flat.

▪	Year-over-year, the increase was primarily due to promotions targeting families.

Branded Prepaid ARPU

▪	Branded prepaid ARPU was $38.63 in Q4 2017, down 0.8% from $38.93 in Q3 2017 and up 1.1% compared to $38.20 in Q4 2016.

▪	Sequentially, the decrease was primarily due to dilution from promotional activity.

▪	Year-over-year, the increase was primarily due to continued growth of MetroPCS customers who generate higher ARPU, and the optimization of our third party distribution channels.

▪
For full-year 2017, branded prepaid ARPU was $38.69, up 2.0% compared to $37.92 in 2016 due to continued growth of MetroPCS customers who generate higher ARPU, and the optimization of our third-party distribution channels, partially offset by the negative impact from hurricanes of approximately $0.05.

Service Revenue Growth at
Wireless Peers
(YoY % Growth)
Based on reported results if available or based on consensus expectations if company has not yet reported quarterly results.

Service Revenues
($ in millions)

REVENUES
Service Revenues

▪
T-Mobile once again led the industry in year-over-year service revenue percentage growth in Q4 2017. This is expected to mark the 15th consecutive quarter that T-Mobile has led the industry in this measure.

▪	Service revenues were a record-high $7.76 billion in Q4 2017, up 1.7% from $7.63 billion in Q3 2017 and up 7.1% from $7.25 billion in Q4 2016.

▪	Sequentially, the increase was primarily due to growth in branded postpaid and wholesale revenues.

◦
Branded postpaid revenues increased primarily from growth in our customer base driven by the continued strong customer response to our Un-carrier initiatives and promotional activities, the growing success of T-Mobile for Business, continued growth in existing markets and distribution expansion to new Greenfield markets. The negative impact from hurricanes was $17 million in Q4 2017 and $20 million in Q3 2017.

◦	Wholesale revenues increased primarily due to minimum commitment revenues.

▪	Year-over-year, the increase was primarily due to the following:

◦
Branded postpaid revenues increased primarily from growth in our customer based driven by the continued strong customer response to our Un-carrier initiatives and promotional activities, the growing success of T-Mobile for Business, continued growth in existing markets and distribution expansion to new Greenfield markets and the impact from Data Stash, partially offset by lower branded postpaid phone ARPU and the negative impact from hurricanes of approximately $17 million.

◦
Branded prepaid revenues increased primarily due to growth in the customer base driven by the expansion into new markets and higher branded prepaid ARPU driven by the success of our MetroPCS brand, partially offset by the impact from the optimization of our third-party distribution channels.

◦	Wholesale revenues increased primarily due to minimum commitment revenues.

Equipment Revenues
($ in millions)

▪	For the full-year 2017, service revenues were $30.16 billion, up 8.3% compared to $27.84 billion in 2016.

▪
Branded postpaid revenues increased due to growth in the Company's branded postpaid phone customer base driven by the continued strong customer response to our Un-carrier initiatives and promotional activities, the growing success of T-Mobile for Business, continued growth in existing markets and distribution expansion to new Greenfield markets, and the positive impact from Data Stash, partially offset by a slight decrease in branded postpaid phone ARPU, the MVNO Transaction, and the negative impact from hurricanes of approximately $37 million.

▪
Branded prepaid revenues increased due to growth in the Company's prepaid customer base, an increase in branded prepaid ARPU from the success of our MetroPCS brand and the optimization of our third-party distribution channels, partially offset by the negative impact from hurricanes of approximately $11 million.

▪	Wholesale revenues increased due to the impact of the MVNO Transaction, growth in MVNO customers and higher minimum commitment revenues.
Equipment Revenues

▪
Equipment revenues were $2.71 billion in Q4 2017, up 27.9% from $2.12 billion in Q3 2017 and down 1.2% from $2.74 billion in Q4 2016. Equipment revenues in Q4 2017 were comprised of lease revenues of $160 million and non-lease revenues of $2.55 billion.

▪
Sequentially, the increase was primarily due to a higher average revenue per device sold (excluding purchased leased devices), an increase in the number of devices sold, and an increase in accessory revenue. The increase in average revenue per device sold was driven by an increase in the high-end device mix, primarily from the launch of iconic devices, partially offset by an increase in promotions and device-related commissions. These positive factors were partially offset by a decrease in the purchase of leased devices at the end of the lease term.

Total Revenues (1)
($ in millions)

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

▪
Year-over-year, the decrease was primarily due to lower lease revenues due to shifting focus to our EIP financing option beginning in Q1 2016, and a decrease in the number of devices sold (excluding purchased leased devices) driven by a lower branded postpaid handset upgrade rate, partially offset by a higher average revenue per device, an increase in proceeds from the liquidation of returned customer handsets and an increase in the purchase of leased devices at the end of their lease term. The increase in higher average revenue per device sold is due to an increase in the high-end device mix and from the impact of an Original Equipment Manufacturer (“OEM”) recall of its smartphone devices in 2016, partially offset by an increase in promotions and device-related commissions spending.

▪
For the full-year 2017, equipment revenues were $9.38 billion, up 7.4% compared to $8.73 billion in 2016. The increase was due to a higher average revenue per device sold (excluding purchased leased devices), an increase in the purchase of leased devices at the end of the lease term, an increase in proceeds from the liquidation of returned customer handsets, and an increase in SIM and upgrade revenue.

▪
The increase in higher average revenue per device sold was due to an increase in the high-end device mix and from the impact of an OEM recall of its smartphone devices in 2016, partially offset by an increase in promotions and device-related commissions.

▪
These increases were partially offset by a decrease in the number of devices sold (excluding purchased leased devices) driven by a lower branded postpaid handset upgrade rate, a decrease in lease revenues due to shifting focus to our EIP financing option beginning in Q1 2016, a decrease in accessory revenue, and the negative impact from hurricanes of approximately $8 million.

Total Revenues

▪
T-Mobile again led the industry in year-over-year total revenue percentage growth in Q4 2017. This marks the 18th time in the past 19 quarters that T-Mobile has led the industry in year-over-year total revenue percentage growth.

▪
Total revenues were $10.76 billion in Q4 2017, up 7.4% from $10.02 billion in Q3 2017 and up 5.1% from $10.23 billion in Q4 2016. The negative impact from hurricanes for Q4 2017 was approximately $17 million.

▪
For the full-year 2017, total revenues were $40.60 billion, up 8.3% compared to $37.49 billion in 2016. This marks the fourth consecutive year that T-Mobile has led the industry in total revenue percentage growth.

Cost of Services
($ in millions, % of Service Revs)

OPERATING EXPENSES
Cost of Services

▪	Cost of services was $1.58 billion in Q4 2017, down 0.9% from $1.59 billion in Q3 2017 and up 9.3% from $1.45 billion in Q4 2016.

▪
Sequentially, the decrease was primarily due to lower international roaming and a $33 million decrease in the negative impact from hurricanes, partially offset by higher lease expenses associated with our network expansion and higher regulatory expenses. As a percentage of service revenues, cost of services declined 50 basis points sequentially. Excluding the impact from hurricanes, cost of services as a percentage of service revenue was flat sequentially.

▪
Year-over-year, the increase was primarily due to the higher lease and employee-related expenses associated with our network expansion and the negative impact from hurricanes of $36 million, partially offset by lower regulatory expenses and lower long distance and toll costs. As a percentage of service revenues, cost of services increased 50 basis points year-over-year. Excluding the impact from hurricanes, cost of services as a percentage of service revenues was flat year-over-year.

▪
For the full-year 2017, cost of services was $6.10 billion, up 6.4% compared to $5.73 billion in 2016, and up 4.6% excluding the impact from hurricanes. This increase was primarily due to higher lease, engineering and employee-related expenses associated with our network expansion, and the negative impact from hurricanes of $105 million, partially offset by lower long distance and toll costs as we continue to renegotiate contracts with vendors and lower regulatory expenses. As a percentage of service revenues, cost of services declined 40 basis points from 20.6% in 2016 to 20.2% in 2017. Excluding the impact from hurricanes, cost of services as a percentage of service revenues declined 80 basis points for the full-year.

Cost of Equipment Sales
($ in millions, % of Equipment Revs)

Cost of Equipment Sales

▪	Cost of equipment sales was $3.46 billion in Q4 2017, up 32.2% from $2.62 billion in Q3 2017 and up 5.2% from $3.29 billion in Q4 2016.

▪
Sequentially, the increase was primarily due to a higher average cost per device sold, and an increase in the number of devices (excluding purchased leased devices) and accessories sold. The increase in average cost per device sold was primarily due to an increase in the high-end device mix. These increases were partially offset by lower costs for leased devices due to a decrease in devices purchased at the end of the lease term.

▪
Year-over-year, the increase was primarily due to a higher average cost per device sold primarily due to an increase in the high-end device mix, the impact of an OEM recall of its smartphone devices in 2016 and higher costs from an increase in the volume of liquidated returned customer handsets outside of our insurance programs. These increases were partially offset by a lower number of devices sold (excluding purchased leased devices) driven by a lower branded postpaid handset upgrade rate, a decrease in insurance and warranty claims, lower inventory adjustments related to physical adjustments and obsolete inventory, and a decrease in write downs to market value of devices returned to inventory resulting from a decrease in the number of leased device upgrades.

▪
For the full-year 2017, cost of equipment sales was $11.61 billion, up 7.3% compared to $10.82 billion in 2016 due to a higher average cost per device sold primarily due to an increase in the high-end device mix, the impact of an OEM recall of its smartphone devices in 2016, an increase in lease buyouts, and higher costs from an increase in volume of liquidation returned customer handsets outside of our insurance programs. These increases were partially offset by decreases in the number of devices sold (excluding purchased leased devices) driven by a lower branded postpaid handset upgrade rate, write downs to market value of devices returned to inventory resulting from a decrease in the number of leased device upgrades, and insurance and warranty claims, as well as higher proceeds from the liquidation of returned customer handsets under our insurance programs, lower inventory adjustments related to physical adjustments and obsolete inventory, and a decrease in cost of accessory sales.

SG&A Expense
($ in millions, % of Service Revs)

D&A Expense
($ in millions, % of Total Revs(1))

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

Selling, General and Admin. (SG&A) Expense

▪	SG&A expense was $3.29 billion in Q4 2017, up 6.2% from $3.10 billion in Q3 2017 and up 11.2% from $2.96 billion in Q4 2016.

▪
Sequentially, the increase was primarily due to higher promotional and advertising costs, commissions and increases in managed services to support our growing customer base, offset by lower bad debt expense and losses from sales of receivables primarily due to our ongoing focus on managing customer quality and the negative impact from hurricanes during Q3 2017. As a percentage of service revenues, SG&A expense increased 180 basis points sequentially. Excluding the impact from hurricanes, SG&A as a percentage of service revenue increased 230 basis points sequentially.

▪
Year-over-year, the increase was primarily due to higher commissions, employee-related costs, promotional and advertising costs, and higher costs related to outsourced functions to support our growing customer base. Additionally, lower bad debt expense and losses from sales of receivables, primarily due to our ongoing focus on managing customer quality. As a percentage of service revenues, SG&A increased 160 basis points year-over-year. Excluding the impact from hurricanes, SG&A as a percentage of service revenue increased 150 basis points year-over-year.

▪
For the full-year 2017, SG&A expenses were $12.26 billion, up 7.7% compared to $11.38 billion in 2016 due to higher commissions, employee-related costs, promotional and advertising costs and costs related to outsourced functions and managed services to support our growing customer base, partially offset by a lower handset repair services cost. Additionally, the negative impact from hurricanes of $36 million contributed to the increase. As a percentage of service revenues, SG&A expense declined 30 basis points to 40.6% during 2017. Excluding the impact from hurricanes, SG&A as a percentage of service revenue declined 40 basis points in 2017.

Depreciation and Amortization (D&A)

▪	D&A was $1.49 billion in Q4 2017, up 4.9% from $1.42 billion in Q3 2017 and down 4.1% from $1.55 billion in Q4 2016.

▪	D&A related to leased devices was $196 million in Q4 2017, compared to $189 million in Q3 2017 and $361 million in Q4 2016.

▪	The sequential increase was primarily due the continued build-out of our 4G LTE network and new software in service.

▪
The year-over-year decline was primarily due to lower depreciation expense related to our JUMP! On Demand program resulting from a lower number of devices under lease, partially offset by the continued build-out of our 4G LTE network.

▪	Non-lease related D&A was $1.29 billion in Q4 2017, compared to $1.23 billion in Q3 2017 and $1.19 billion in Q4 2016.

▪
For the full-year 2017, D&A was $5.98 billion, down 4.1% compared to $6.24 billion in 2016 primarily due to lower depreciation expense related to our JUMP! On Demand program resulting from a lower number of devices under lease, partially offset by the continued build-out of our 4G LTE network, the implementation of the first component of our new billing system and growth in our distribution footprint. D&A related to leased devices was $1.03 billion for the full-year 2017 compared to $1.53 billion for the full-year 2016.

Net Income
($ in millions)
Diluted Earnings Per Share

NET INCOME AND
DILUTED EARNINGS PER SHARE ("EPS")

▪	Net income was $2.71 billion in Q4 2017, up 392% from $550 million in Q3 2017 and up 594% from $390 million in Q4 2016.

▪	EPS was $3.11 in Q4 2017, up from $0.63 in Q3 2017 and up from $0.45 in Q4 2016.

▪
The TCJA was enacted December 22, 2017 and is generally effective beginning January 1, 2018. The TCJA includes numerous changes to existing tax law, which have been reflected in the 2017 consolidated financial statements. The state corporate income tax impact of the TCJA is complex and will continue to evolve as jurisdictions evaluate conformity to the numerous federal tax law changes. As such, a re-measurement of state deferred tax assets and liabilities and the associated net tax benefit or expense may result within the next 12 months. The TCJA resulted in a net tax benefit of $2.18 billion in 2017. The impact from the TCJA on EPS was $2.50 in Q4 2017.

▪
The negative impact from hurricanes, net of insurance recoveries on net income and EPS for Q4 2017 was $40 million and $0.05, respectively, down from the Q3 2017 impacts on net income and EPS of $90 million and $0.10, respectively.

▪	The tax-effected impact from spectrum gains on Net income was $124 million in Q4 2017, up from $18 million in Q3 2017. There were no spectrum gains in Q4 2016.

▪	Sequentially, the increases in net income and EPS were primarily due to the impact from the TCJA in Q4 2017, partially offset by lower operating income.

▪	Year-over-year, the increase in net income and EPS were primarily due to the impact from the TCJA and higher operating income.

▪
Net income margin was 35% in Q4 2017, compared to 7% in Q3 2017 and 5% in Q4 2016. Net income margin is calculated as Net income divided by service revenues. The impact of the TCJA on net income margin was 28% in Q4 2017.

▪	For the full-year 2017, net income was $4.54 billion up 211% from $1.46 billion in 2016.

▪	For the full-year 2017, EPS was $5.20 up from $1.69 in 2016.

▪
These increases were primarily due to the impact from the TCJA in 2017 as well as higher operating income from the factors discussed above, partially offset by the negative impact from hurricanes of approximately $130 million, net of insurance recoveries. The impact from the TCJA on net income and EPS for 2017 was $2.18 billion and $2.49, respectively.

▪	Net income margin was 15% in 2017, compared to 5% in 2016. The impact of the TCJA on net income margin was 7% in 2017.

Adjusted EBITDA(1)
($ in millions)

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

ADJUSTED EBITDA

▪
Adjusted EBITDA was $2.71 billion in Q4 2017, down 3.9% from $2.82 billion in Q3 2017 and up 4.0% from $2.61 billion in Q4 2016. Adjusted EBITDA included pre-tax spectrum gains of $168 million in Q4 2017, $29 million in Q3 2017 and there we no spectrum gains in Q4 2016.

▪
Sequentially, the decrease in Adjusted EBITDA was primarily due to higher net losses on equipment and higher SG&A expenses, partially offset by higher gains on disposal of spectrum licenses and higher service revenues.

▪
Year-over-year, the increase in Adjusted EBITDA was primarily due to higher service revenues and gains on disposal of spectrum licenses, partially offset by higher SG&A expenses, higher cost of services expense, the net negative impact from hurricanes of $53 million and higher net losses on equipment.

▪
Adjusted EBITDA was $11.21 billion for full-year 2017, up 5.4% from $10.64 billion in full-year 2016. This increase was primarily due to higher service revenues and other revenues, partially offset by higher SG&A expenses, lower gains on disposal of spectrum, higher cost of services expenses, higher net losses on equipment, and the negative impact from hurricanes of approximately $201 million, net of insurance recoveries. Additionally, adjusted EBITDA included lower pre-tax spectrum gains of $235 million in full-year 2017 compared to $835 million in full-year 2016.

Cash Purchases of Property and Equipment
($ in millions, % of Service Revs)
Cash Purchases of Property and Equipment, Excluding Capitalized Interest
($ in millions, % of Service Revs)

CAPITAL EXPENDITURES

▪	Cash purchases of property and equipment were $921 million in Q4 2017, compared to $1.44 billion in Q3 2017 and $859 million in Q4 2016.

▪	Sequentially, the decrease was primarily due to seasonality, as cash purchases of property and equipment were front-end loaded in 2017.

▪	Year-over-year, the increase reflects the continued build out of our network.

▪	Cash purchases of property and equipment, excluding capitalized interest, were $896 million in Q4 2017, compared to $1.41 billion in Q3 2017 and $788 million in Q4 2016.

▪	Capitalized interest included in cash purchases of property and equipment was $25 million in Q4 2017, compared to $29 million in Q3 2017 and $71 million in Q4 2016.

▪
For the full year 2017, cash purchases of property and equipment were $5.24 billion compared to $4.70 billion full year 2016. The increase was primarily due to growth in network build as we deployed 700 MHz and began to deploy 600 MHz.

▪	For the full year 2017, cash purchases of property and equipment excluding capitalized interest were $5.10 billion compared to $4.56 billion full year 2016.

▪	Capitalized interest included in cash capital expenditures was $136 million for the full year 2017 and $142 million for the full year 2016.

Net Cash Provided by Operating Activities
($ in millions)

Net Cash Used in Investing Activities
($ in millions)

CASH FLOW
Operating Activities

▪	Net cash provided by operating activities was $2.06 billion in Q4 2017, compared to $2.36 billion in Q3 2017 and $1.60 billion in Q4 2016.

▪
Sequentially, the decrease was primarily due to lower non-cash adjustments to net income, offset by higher net income, primarily from the impacts of the TCJA, and a lower net use from working capital changes, primarily from accounts payable and accrued liabilities, offset by inventories, accounts receivable and EIP receivables.

▪
Year-over-year, the increase was primarily due to higher net income and lower non-cash adjustments to net income, primarily from the impacts of the TCJA, and a lower net use from working capital changes, primarily from accounts payable and accrued liabilities, offset by inventories and accounts receivable.

▪
For the full-year 2017, net cash provided by operating activities was $7.96 billion compared to $6.14 billion for full year 2016. The increase was primarily due to higher net income, partially offset by lower non-cash adjustments to net income, primarily from the impacts of the TCJA, and a lower net use in working capital. The lower net use in working capital was primarily from accounts payable and accrued liabilities, deferred purchase price from sales of receivables and accounts receivable, partially offset by EIP receivables and other current and long-term assets and liabilities. Net cash proceeds from the sale of EIP were $93 million in 2017 as compared to $361 million in 2016.

Investing Activities

▪	Net cash used in investing activities was $926 million in Q4 2017, compared to $1.46 billion in Q3 2017 and $1.29 billion in Q4 2016.

▪	Sequentially, the decrease was primarily due to seasonality as capital invested in the purchase of property and equipment, including capitalized interest were front-end loaded in 2017.

▪
Year-over-year, the decrease was primarily due to lower purchases of spectrum licenses and other intangible assets, including deposits, partially offset by an increase in purchases of property and equipment, including capitalized interest.

Net Cash Provided by (Used in)
Financing Activities
($ in millions)

Free Cash Flow
($ in millions)

▪
For the full-year 2017, cash used in investing activities was $11.06 billion compared to $5.68 billion for full year 2016. The increase was primarily due to a benefit from sales of short-term investments in 2016, an increase in purchases of spectrum licenses primarily driven by our winning bid for 1,525 licenses in the 600 MHz spectrum auction during the second quarter of 2017 and increases in purchases of property and equipment, including capitalized interest primarily due to growth in network build as we deployed 700 MHz and began to deploy 600 MHz.

Financing Activities

▪	Net cash used in financing activities was $652 million in Q4 2017, compared to $349 million in Q3 2017 and $160 million in Q4 2016.

▪
Sequentially, the increase was primarily due to repurchases of common shares in Q4 2017, partially offset by the impact in Q3 2017 of proceeds from the issuance of long-term debt and net repayments on the revolving credit facility.

▪	Year-over-year, the increase was primarily due to repurchases of common shares in 2017.

▪
For the full-year 2017, cash used in financing activities was $1.18 billion compared to cash provided by financing activities of $463 million for full year 2016. The change was primarily due to increased repayments of debt and repayments of capital lease obligations and repurchases of common shares, partially offset by increased proceeds from issuance of long-term debt.

FREE CASH FLOW

▪	Free Cash Flow was a record $1.14 billion in Q4 2017, compared to $921 million in Q3 2017 and $743 million in Q4 2016.

▪
Sequentially, the increase was due to lower purchases of property and equipment, partially offset by lower net cash provided by operating activities. The decrease in net cash provided by operating activities was primarily due to lower non-cash adjustments to net income, offset by higher net income, primarily from the impacts of the TCJA, and a lower net use from working capital changes, primarily from accounts payable and accrued liabilities, offset by inventories, accounts receivable and EIP receivables.

▪
Year-over-year, the increase was due to higher net cash provided by operating activities, partially offset by higher purchases of property and equipment. The increase in net cash provided by operating activities was primarily due to higher net income and lower non-cash adjustments to net income, primarily from the impacts of the TCJA, and a lower net use from working capital changes, primarily from accounts payable and accrued liabilities, offset by inventories and accounts receivable.

▪
For the full-year 2017, Free Cash Flow was $2.73 billion compared to $1.43 billion for full year 2016. The increase was primarily due to an increase in net cash provided by operating activities, partially offset by higher purchases of property and equipment. The increase in net cash provided by operating was primarily due to higher net income, partially offset by lower non-cash adjustments to net income, primarily from the impacts of the TCJA, and a lower net use in working capital. The lower net use in working capital was primarily from accounts payable and accrued liabilities, deferred purchase price from sale of receivables and accounts receivable, partially offset by EIP receivables and other current and long-term assets and liabilities. Net cash proceeds from the sale of EIP and service receivables was $93 million in 2017 as compared to $361 million in 2016. The increase in purchases of property and equipment was primarily due to growth in network build as we deployed 700 MHz spectrum and began to deploy 600 MHz.

TAX CUTS AND JOBS ACT ("TCJA")

▪
The TCJA was enacted December 22, 2017 and is generally effective beginning January 1, 2018. The TCJA includes numerous changes to existing tax law, which have been reflected in the 2017 consolidated financial statements. The state corporate income tax impact of the TCJA is complex and will continue to evolve as jurisdictions evaluate conformity to the numerous federal tax law changes. As such, a re-measurement of state deferred tax assets and liabilities and the associated net tax benefit or expense may result within the next 12 months. The TCJA resulted in a net tax benefit of $2.18 billion in 2017. The impact from the TCJA on EPS was $2.50 in Q4 2017. The impact from the TCJA on net income and EPS for 2017 was $2.18 billion and $2.49, respectively.

▪
We expect that the TCJA will be very beneficial for us, both through lower tax rates, as well as the immediate expensing of capital expenditures for five years. Our effective tax rate is estimated to be 24% to 25% for 2018. As a result of the TCJA, we do not expect to be a material cash tax payer until 2024, compared to 2020 previously. We expect a positive impact on net cash taxes paid of $6.5 to $7.0 billion from 2020 to 2027. Additionally, we do not anticipate any permanent interest expense disallowance in the future.

STOCK REPURCHASE PROGRAM

▪
On December 6, 2017, we announced our Board of Directors authorized a stock repurchase program for up to $1.5 billion of our common stock through December 31, 2018 (the “Stock Repurchase Program”). The Stock Repurchase Program does not obligate us to acquire any particular amount of common stock, and the Stock Repurchase Program may be suspended or discontinued at any time at our discretion. Repurchased shares are retired. During Q4 2017, we repurchased approximately 7.0 million shares of our common stock under the Stock Repurchase Program at an average price per share of $63.34 for approximately $444 million.

▪
From the inception of our Stock Repurchase Program through February 5, 2018, we repurchased approximately 12.3 million shares at an average price per share of $63.68 for a total purchase price of approximately $783 million. As of February 5, 2018, there was approximately $717 million of repurchase authority remaining under our Stock Repurchase Program.

▪
We also understand that Deutsche Telekom AG ("DT"), our majority stockholder, or its affiliates, is considering plans to purchase additional shares of our common stock. Such purchases would likely take place through December 31, 2018, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements.

Total Debt and Net Debt (excl. Tower Obligations)
Net Debt to LTM Net Income
Net Debt to LTM Adjusted EBITDA
($ in billions)

Total Debt (excl. Tower Obligations)

Net Debt (excl. Tower Obligations)
—     Net Debt (excl. Tower Obligations) to LTM Net income
—     Net Debt (excl. Tower Obligations) to LTM Adj. EBITDA
The amortized imputed discount on EIP receivables previously recognized as
Interest income has been retrospectively reclassified as Other revenues.
See the Effect of Change in Accounting Principle table for further detail.

CAPITAL STRUCTURE

▪	Total debt, excluding tower obligations, at the end of Q4 2017 was $28.32 billion and was comprised of the following:

▪	$1.61 billion of short-term debt;

▪	$12.12 billion of long-term debt; and

▪	$14.59 billion of long-term debt to affiliates.

▪	Net debt, excluding tower obligations, at the end of Q4 2017 was $27.10 billion.

▪
The ratio of net debt, excluding tower obligations, to net income for the trailing last twelve months ("LTM") period was 6.0x at the end of Q4 2017, compared to 12.4x at the end of Q3 2017 and 15.3x at the end of Q4 2016, primarily impacted by the Q4 2017 income tax benefit.

▪
The ratio of net debt, excluding tower obligations, to Adjusted EBITDA for the trailing last twelve month period was 2.4x at the end of Q4 2017, compared to 2.5x at the end of Q3 2017 and 2.1x at the end of Q4 2016.

▪
Prior to December 31, 2017, we delivered a notice of redemption on Senior Notes with an aggregate principal amount of $1.00 billion. The Senior Notes were redeemed on January 15, 2018. The total aggregate amount was reclassified from Long-term debt to Short-term debt in our Consolidated Balance Sheets as of December 31, 2017. In January 2018, we utilized our revolving credit facility with DT to redeem the Senior Notes and for general corporate purposes. As of February 5, 2018, there was no outstanding balance on the revolving credit facility.

▪
In January 2018, T-Mobile USA issued public Senior Notes with an aggregate principal amount of $2.5 billion. Issuance costs totaled approximately $7 million and we intend to use the net proceeds of $2.49 billion to redeem callable high yield debt and for general corporate purposes, including partial pay down of borrowings under our revolving credit facility with DT.

▪
In January 2018, we entered into an agreement with DT under which DT will purchase Senior Notes under two series with an aggregate principal amount of $2.5 billion (the “DT Notes”) from T-Mobile USA. DT has agreed that the payment for the DT notes will be made by delivery of the outstanding aggregate principal amount on two series of Senior Reset Notes totaling $2.5 billion, which T-Mobile USA will have called for redemption. The closing of the issuance and sale of the DT notes to DT, and exchange of the two Senior Reset Notes, is expected to occur on or about April 30, 2018.

2018 Guidance Outlook

	FY 2018
Branded Postpaid Net Adds (in millions)	2.0	-	3.0
Adjusted EBITDA ($ in billions)	$11.3	-	$11.7
Cash purchases of prop and equip excl Cap Int ($ in billions)	$4.9	-	$5.3
Net cash provided by op act 3-yr CAGR	16%	-	18%
Free Cash Flow three-year CAGR	46%	-	48%

GUIDANCE

▪	Branded postpaid net customer additions for the full-year 2018 of 2.0 to 3.0 million.

▪
T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable. Guidance is stated in terms of GAAP as of December 31, 2017, and does not include impacts from the adoption of ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)" and ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments."

▪
For the full-year 2018, T-Mobile expects Adjusted EBITDA to be in the range of $11.3 to $11.7 billion. This target excludes future spectrum gains, includes expected leasing revenues of $0.6 - $0.7 billion and takes into account our build out of low band spectrum, including the accelerated rollout of 600MHz spectrum, driving up Cost of Services by $300 to $400 million year-over-year. Including the estimated impact of the new revenue standard, Adjusted EBITDA will increase by an additional $0.2 - $0.5 billion for a total range of $11.5 - $12.2 billion.

▪	Cash purchases of property and equipment for the full-year 2018, excluding capitalized interest, are expected to be in the range of $4.9 to $5.3 billion. This includes expenditures for 5G deployment.

▪	Net cash provided by operating activities three-year CAGR from full-year 2016 to full-year 2019 is expected to be between 16% and 18%, up from the prior range of 15% to 18%.

▪
Free Cash Flow three-year CAGR from full-year 2016 to full-year 2019 is expected to be between 46% and 48%, up from the prior range of 45% to 48%. These increases are after considering the impacts of the approved up to $1.5 billion stock repurchase program. Free Cash Flow is a non-GAAP metric and is defined as Net cash provided by operating activities less Cash purchases of property and equipment.

▪
Under existing revenue accounting standards, T-Mobile continues to expect that branded postpaid phone ARPU in full-year 2018 will be generally stable compared to full-year 2017, with some quarterly variations. The adoption of the new revenue accounting standard will impact the timing, amount and allocation of our revenue and is expected to impact ARPU.

▪	In 2018, we expect the following impacts from the adoption of the new revenue standard:

▪	Service revenues $(0.2) - $(0.1) billion

▪	Total revenues $0.3 - $0.5 billion

▪	Operating expenses $(0.1) - $0.1 billion

▪	Net income $0.2 - $0.4 billion

▪	Adjusted EBITDA $0.2 - $0.5 billion

▪	We expect postpaid phone ARPU to be negatively impacted from changes in revenue allocation under the new accounting standard.

▪
The adoption of the new cash flow accounting standard will result in a reclassification of cash flows related to our deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs will be reclassified from operating activities to financing activities. In Q1 2018, we plan to redefine Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency.

▪
We will provide additional disclosures comparing results to previous GAAP in our 2018 consolidated financial statements. Please see our Annual Report on Form 10-K filed on or about February 8, 2018 for more information.

UPCOMING EVENTS (All dates and attendance tentative)

▪	Morgan Stanley Technology, Media & Telecom Conference, February 26 - March 1, San Francisco, CA

▪	Deutsche Bank 26th Annual Media, Telecom & Business Services Conference, March 5-7, Palm Beach, FL

▪	Citi 18th Annual European & Emerging Telecoms Conference, March 20-21, London, UK

CONTACT INFORMATION
Press:
Media Relations
T-Mobile US, Inc.
mediarelations@t-mobile.com
http://newsroom.t-mobile.com

Investor Relations:
Nils Paellmann, nils.paellmann@t-mobile.com
Ben Barrett, ben.barrett@t-mobile.com
Jon Perachio, jonathan.perachio@t-mobile.com
Cristal Dunkin, cristal.dunkin@t-mobile.com
877-281-TMUS or 212-358-3210
investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
Effect of Change in Accounting Principle
(Unaudited)

Effective January 1, 2017, we began presenting the amortization of the imputed discount on our Equipment Installment Plan (“EIP”) receivables as Other revenue on our Condensed Consolidated Statements of Comprehensive Income. Prior to the change, the imputed interest was presented as Interest income. We made this change to provide a better representation of amounts earned from our major ongoing operations, align with industry practice and enhance comparability. We have applied this change in accounting principle retrospectively and presented the effect of the change in the table below. For additional information, see Note 1 – Summary of Significant Accounting Policies of the Notes to the consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K filed on or about February 8, 2018.

(in millions, except for margin %'s and Net Debt Ratios)	Quarter								Year Ended December 31,
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2016	2017
EIP imputed discount	$65	$65	$59	$59	$62	$68	$74	$76	$248	$280

Other revenue - as adjusted	$235	$211	$224	$249	$241	$262	$272	$294	$919	$1,069
Other revenues - unadjusted	170	146	165	190	179	194	198	218	671	789

Total revenues - as adjusted	$8,664	$9,287	$9,305	$10,234	$9,613	$10,213	$10,019	$10,759	$37,490	$40,604
Total revenues - unadjusted	8,599	9,222	9,246	10,175	9,551	10,145	9,945	10,683	37,242	40,324

Operating income - as adjusted	$1,168	$833	$1,048	$1,001	$1,037	$1,416	$1,323	$1,112	$4,050	$4,888
Operating income - unadjusted	1,103	768	989	942	975	1,348	1,249	1,036	3,802	4,608

Interest income - as adjusted	$3	$3	$3	$4	$7	$6	$2	$2	$13	$17
Interest income - unadjusted	68	68	62	63	69	74	76	78	261	297

Total other expense, net - as adjusted	$(417)	$(461)	$(450)	$(395)	$(430)	$(482)	$(417)	$(398)	$(1,723)	$(1,727)
Total other expense, net - unadjusted	(352)	(396)	(391)	(336)	(368)	(414)	(343)	(322)	(1,475)	(1,447)

Net income - as adjusted	$479	$225	$366	$390	$698	$581	$550	$2,707	$1,460	$4,536
Net income - unadjusted	479	225	366	390	698	581	550	2,707	1,460	4,536

Adjusted EBITDA - as adjusted	$2,814	$2,529	$2,689	$2,607	$2,668	$3,012	$2,822	$2,711	$10,639	$11,213
Adjusted EBITDA - unadjusted	2,749	2,464	2,630	2,548	2,606	2,944	2,748	2,635	10,391	10,933

Net income margin - as adjusted	7%	3%	5%	5%	10%	8%	7%	35%	5%	15%
Net income margin - unadjusted	7%	3%	5%	5%	10%	8%	7%	35%	5%	15%

Adjusted EBITDA margin - as adjusted	43%	37%	38%	36%	36%	40%	37%	35%	38%	37%
Adjusted EBITDA margin - unadjusted	42%	36%	37%	35%	36%	40%	36%	34%	37%	36%

Last twelve months Net income - as adjusted	$1,275	$1,139	$1,367	$1,460	$1,679	$2,035	$2,219	$4,536	N/A	N/A
Last twelve months Net income - unadjusted	1,275	1,139	1,367	1,460	1,679	2,035	2,219	4,536	N/A	N/A

Last twelve months Adjusted EBITDA - as adjusted (1)	$9,124	$9,723	$10,396	$10,639	$10,493	$10,976	$11,109	$11,213	N/A	N/A
Last twelve months Adjusted EBITDA - unadjusted (1)	8,754	9,401	10,123	10,391	10,248	10,728	10,846	10,933	N/A	N/A

Net Debt (excluding Tower Obligations) to Last Twelve Months Net income - as adjusted	15.6	19.2	16.4	15.3	13.5	13.9	12.4	6.0	N/A	N/A
Net Debt (excluding Tower Obligations) to Last Twelve Months Net income - unadjusted	15.6	19.2	16.4	15.3	13.5	13.9	12.4	6.0	N/A	N/A

Net Debt (excluding Tower Obligations) to LTM Adjusted EBITDA Ratio - as adjusted	2.2	2.3	2.2	2.1	2.2	2.6	2.5	2.4	N/A	N/A
Net Debt (excluding Tower Obligations) to LTM Adjusted EBITDA Ratio - unadjusted	2.3	2.3	2.2	2.1	2.2	2.6	2.5	2.4	N/A	N/A
(1) For purposes of Last twelve months Adjusted EBITDA, prior quarterly adjustments were as follows:

	Quarter
(in millions)	Q2 2015	Q3 2015	Q4 2015
EIP imputed discount	$113	$108	$84

Net income - as adjusted	$361	$138	$297
Net income - unadjusted	361	138	297

Adjusted EBITDA - as adjusted	$1,930	$2,016	$2,364
Adjusted EBITDA - unadjusted	1,817	1,908	2,280

T-Mobile US, Inc.
Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$1,219	$5,500
Accounts receivable, net of allowances of $86 and $102	1,915	1,896
Equipment installment plan receivables, net	2,290	1,930
Accounts receivable from affiliates	22	40
Inventories	1,566	1,111
Asset purchase deposit	—	2,203
Other current assets	1,903	1,537
Total current assets	8,915	14,217
Property and equipment, net	22,196	20,943
Goodwill	1,683	1,683
Spectrum licenses	35,366	27,014
Other intangible assets, net	217	376
Equipment installment plan receivables due after one year, net	1,274	984
Other assets	912	674
Total assets	$70,563	$65,891
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$8,528	$7,152
Payables to affiliates	182	125
Short-term debt	1,612	354
Deferred revenue	779	986
Other current liabilities	414	405
Total current liabilities	11,515	9,022
Long-term debt	12,121	21,832
Long-term debt to affiliates	14,586	5,600
Tower obligations	2,590	2,621
Deferred tax liabilities	3,537	4,938
Deferred rent expense	2,720	2,616
Other long-term liabilities	935	1,026
Total long-term liabilities	36,489	38,633
Commitments and contingencies
Stockholders' equity
5.50% Mandatory Convertible Preferred Stock Series A, par value $0.00001 per share, 100,000,000 shares authorized; 0 and 20,000,000 shares issued; 0 and 20,000,000 shares outstanding; $0 and $1,000 aggregate liquidation value	—	—
Common Stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 860,861,998 and 827,768,818 shares issued, 859,406,651 and 826,357,331 shares outstanding	—	—
Additional paid-in capital	38,629	38,846
Treasury stock, at cost, 1,455,347 and 1,411,487 shares issued	(4)	(1)
Accumulated other comprehensive income	8	1
Accumulated deficit	(16,074)	(20,610)
Total stockholders' equity	22,559	18,236
Total liabilities and stockholders' equity	$70,563	$65,891

T-Mobile US, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended			Year Ended December 31,
	December 31, 2017	September 30, 2017	December 31, 2016	2017	2016
(in millions, except share and per share amounts)			As Adjusted (1)		As Adjusted (1)
Revenues
Branded postpaid revenues	$4,983	$4,920	$4,680	$19,448	$18,138
Branded prepaid revenues	2,371	2,376	2,227	9,380	8,553
Wholesale revenues	324	274	258	1,102	903
Roaming and other service revenues	79	59	80	230	250
Total service revenues	7,757	7,629	7,245	30,160	27,844
Equipment revenues	2,708	2,118	2,740	9,375	8,727
Other revenues (1)	294	272	249	1,069	919
Total revenues (1)	10,759	10,019	10,234	40,604	37,490
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	1,580	1,594	1,445	6,100	5,731
Cost of equipment sales	3,459	2,617	3,287	11,608	10,819
Selling, general and administrative	3,291	3,098	2,959	12,259	11,378
Depreciation and amortization	1,485	1,416	1,548	5,984	6,243
Cost of MetroPCS business combination	—	—	(6)	—	104
Gains on disposal of spectrum licenses	(168)	(29)	—	(235)	(835)
Total operating expense	9,647	8,696	9,233	35,716	33,440
Operating income (1)	1,112	1,323	1,001	4,888	4,050
Other income (expense)
Interest expense	(254)	(253)	(335)	(1,111)	(1,418)
Interest expense to affiliates	(162)	(167)	(64)	(560)	(312)
Interest income (1)	2	2	4	17	13
Other income (expense), net	16	1	—	(73)	(6)
Total other expense, net (1)	(398)	(417)	(395)	(1,727)	(1,723)
Income before income taxes	714	906	606	3,161	2,327
Income tax benefit (expense)	1,993	(356)	(216)	1,375	(867)
Net income	2,707	550	390	4,536	1,460
Dividends on preferred stock	(14)	(13)	(14)	(55)	(55)
Net income attributable to common stockholders	$2,693	$537	$376	$4,481	$1,405

Net income	$2,707	$550	$390	$4,536	$1,460
Other comprehensive income, net of tax
Unrealized gain on available-for-sale securities, net of tax effect $0, $0, $0, $2 and $1	4	1	—	7	2
Other comprehensive income	4	1	—	7	2
Total comprehensive income	$2,711	$551	$390	$4,543	$1,462
Earnings per share
Basic	$3.22	$0.65	$0.46	$5.39	$1.71
Diluted	$3.11	$0.63	$0.45	$5.20	$1.69
Weighted average shares outstanding
Basic	837,416,683	831,189,779	824,982,734	831,850,073	822,470,275
Diluted	871,501,578	871,420,065	867,262,400	871,787,450	833,054,545

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

T-Mobile US, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended			Year Ended December 31,
(in millions)	December 31, 2017	September 30, 2017	December 31, 2016	2017	2016
Operating activities
Net income	$2,707	$550	$390	$4,536	$1,460
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,485	1,416	1,548	5,984	6,243
Stock-based compensation expense	85	82	64	306	235
Deferred income tax expense	(1,999)	347	291	(1,404)	914
Bad debt expense	90	123	119	388	477
Losses from sales of receivables	57	67	71	299	228
Deferred rent expense	15	21	24	76	121
Gains on disposal of spectrum licenses	(168)	(29)	—	(235)	(835)
Change in fair value of embedded derivatives	(15)	(8)	(14)	(52)	(25)
Changes in operating assets and liabilities
Accounts receivable	(278)	(119)	(141)	(444)	(603)
Equipment installment plan receivables	(374)	(154)	(459)	(894)	97
Inventories	(816)	113	(305)	(844)	(802)
Deferred purchase price from sales of receivables	(74)	6	(71)	(86)	(270)
Other current and long-term assets	(245)	(184)	(164)	(575)	(133)
Accounts payable and accrued liabilities	1,686	(12)	367	1,079	(1,201)
Other current and long-term liabilities	(149)	60	(168)	(233)	158
Other, net	51	83	50	61	71
Net cash provided by operating activities	2,058	2,362	1,602	7,962	6,135
Investing activities
Purchases of property and equipment, including capitalized interest of $25, $29, $71, $136 and $142	(921)	(1,441)	(859)	(5,237)	(4,702)
Purchases of spectrum licenses and other intangible assets, including deposits	(8)	(15)	(424)	(5,828)	(3,968)
Sales of short-term investments	—	—	—	—	2,998
Other, net	3	1	(11)	1	(8)
Net cash used in investing activities	(926)	(1,455)	(1,294)	(11,064)	(5,680)
Financing activities
Proceeds from issuance of long-term debt	—	500	—	10,480	997
Proceeds from borrowing on revolving credit facility, net	—	1,055	—	2,910	—
Repayments of revolving credit facility	—	(1,735)	—	(2,910)	—
Repayments of capital lease obligations	(136)	(141)	(72)	(486)	(205)
Repayments of short-term debt for purchases of inventory, property and equipment, net	(4)	(4)	—	(300)	(150)
Repayments of long-term debt	—	—	(5)	(10,230)	(20)
Proceeds from exercise of stock options	—	2	4	21	29
Repurchases of common shares	(427)	—	—	(427)	—
Tax withholdings on share-based awards	(65)	(6)	(69)	(166)	(121)
Dividends on preferred stock	(14)	(13)	(14)	(55)	(55)
Other, net	(6)	(7)	(4)	(16)	(12)
Net cash (used in) provided by financing activities	(652)	(349)	(160)	(1,179)	463
Change in cash and cash equivalents	480	558	148	(4,281)	918
Cash and cash equivalents
Beginning of period	739	181	5,352	5,500	4,582
End of period	$1,219	$739	$5,500	$1,219	$5,500
Supplemental disclosure of cash flow information
Interest payments, net of amounts capitalized, $0, $0, $0, $79 and $0 of which recorded as debt discount	$463	$343	$389	$2,028	$1,681
Income tax payments	8	2	2	31	25
Changes in accounts payable for purchases of property and equipment	771	(141)	592	313	285
Leased devices transferred from inventory to property and equipment	356	262	413	1,131	1,588
Returned leased devices transferred from property and equipment to inventory	(107)	(165)	(180)	(742)	(602)
Issuance of short-term debt for financing of property and equipment	1	1	—	292	150
Assets acquired under capital lease obligations	152	138	120	887	799

T-Mobile US, Inc. Supplementary Operating and Financial Data

	Quarter								Year Ended December 31,
(in thousands)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2016	2017
Customers, end of period
Branded postpaid phone customers (1)	30,232	30,878	30,364	31,297	32,095	32,628	33,223	34,114	31,297	34,114
Branded postpaid other customers (1)	2,504	2,748	2,866	3,130	3,246	3,530	3,752	3,933	3,130	3,933
Total branded postpaid customers	32,736	33,626	33,230	34,427	35,341	36,158	36,975	38,047	34,427	38,047
Branded prepaid customers	18,438	18,914	19,272	19,813	20,199	20,293	20,519	20,668	19,813	20,668
Total branded customers	51,174	52,540	52,502	54,240	55,540	56,451	57,494	58,715	54,240	58,715
Wholesale customers(2)(3)	14,329	14,844	16,852	17,215	17,057	13,111	13,237	13,870	17,215	13,870
Total customers, end of period	65,503	67,384	69,354	71,455	72,597	69,562	70,731	72,585	71,455	72,585
Adjustments to branded postpaid phone customers (2)	—	—	(1,365)	—	—	—	—	—	(1,365)	—
Adjustments to branded prepaid customers (2)	—	—	(326)	—	—	—	—	—	(326)	—
Adjustments to wholesale customers (2)(3)	—	—	1,691	—	—	(4,368)	(160)	—	1,691	(4,528)

(1)
During the third quarter of 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified 253,000 DIGITS customers from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

(2)
The MVNO Transaction resulted in a transfer of Branded postpaid phone customers and Branded prepaid customers to Wholesale customers on September 1, 2016. Prospectively from September 1, 2016, net customer additions for these customers are included within Wholesale customers.

(3)
We believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base resulting in the removal of 160,000 and 4,368,000 reported wholesale customers as of the beginning of Q3 2017 and Q2 2017, respectively.

	Quarter								Year Ended December 31,
(in thousands)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2016	2017
Net customer additions (losses)
Branded postpaid phone customers (1)	877	646	851	933	798	533	595	891	3,307	2,817
Branded postpaid other customers (1)	164	244	118	264	116	284	222	181	790	803
Total branded postpaid customers	1,041	890	969	1,197	914	817	817	1,072	4,097	3,620
Branded prepaid customers	807	476	684	541	386	94	226	149	2,508	855
Total branded customers	1,848	1,366	1,653	1,738	1,300	911	1,043	1,221	6,605	4,475
Wholesale customers (2)	373	515	317	363	(158)	422	286	633	1,568	1,183
Total net customer additions	2,221	1,881	1,970	2,101	1,142	1,333	1,329	1,854	8,173	5,658
Adjustments to branded postpaid phone customers (1)	—	—	—	—	—	(253)	—	—	—	(253)
Adjustments to branded postpaid other customers (1)	—	—	—	—	—	253	—	—	—	253

(1)
During the third quarter of 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified 253,000 DIGITS customer net additions from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

(2)
Net customer activity for Lifeline was excluded beginning in the second quarter of 2017 due to our determination based upon changes in the applicable government regulations that the Lifeline program offered by our wholesale partners is uneconomical.

	Quarter								Year Ended December 31,
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2016	2017
Branded postpaid phone churn	1.33%	1.27%	1.32%	1.28%	1.18%	1.10%	1.23%	1.18%	1.30%	1.18%
Branded prepaid churn	3.84%	3.91%	3.82%	3.94%	4.01%	3.91%	4.25%	4.00%	3.88%	4.04%

T-Mobile US, Inc. Supplementary Operating and Financial Data (continued)

	Quarter								Year Ended December 31,
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2016	2017
Financial Metrics
Service revenues (in millions)	$6,578	$6,888	$7,133	$7,245	$7,329	$7,445	$7,629	$7,757	$27,844	$30,160
Total revenues (in millions) (1)	$8,664	$9,287	$9,305	$10,234	$9,613	$10,213	$10,019	$10,759	$37,490	$40,604
Net income (in millions)	$479	$225	$366	$390	$698	$581	$550	$2,707	$1,460	$4,536
Net income margin	7%	3%	5%	5%	10%	8%	7%	35%	5%	15%
Adjusted EBITDA (in millions) (1)	$2,814	$2,529	$2,689	$2,607	$2,668	$3,012	$2,822	$2,711	$10,639	$11,213
Adjusted EBITDA margin (1)	43%	37%	38%	36%	36%	40%	37%	35%	38%	37%
Cash purchases of property and equipment including capitalized interest (in millions)	$1,335	$1,349	$1,159	$859	$1,528	$1,347	$1,441	$921	$4,702	$5,237
Capitalized Interest (in millions)	$36	$18	$17	$71	$48	$34	$29	$25	$142	$136
Cash purchases of property and equipment excluding capitalized interest (in millions)	$1,299	$1,331	$1,142	$788	$1,480	$1,313	$1,412	$896	$4,560	$5,101
Net cash provided by operating activities (in millions)	$1,025	$1,768	$1,740	$1,602	$1,713	$1,829	$2,362	$2,058	$6,135	$7,962
Net cash used in investing activities (in millions)	$(1,860)	$(667)	$(1,859)	$(1,294)	$(1,550)	$(7,133)	$(1,455)	$(926)	$(5,680)	$(11,064)
Net cash provided by (used in) financing activities (in millions)	$(100)	$790	$(67)	$(160)	$1,838	$(2,016)	$(349)	$(652)	$463	$(1,179)
Free Cash Flow (in millions)	$(310)	$419	$581	$743	$185	$482	$921	$1,137	$1,433	$2,725

Revenue Metrics
Branded postpaid phone ARPU(2)	$46.21	$47.11	$48.15	$48.37	$47.53	$47.07	$46.93	$46.38	$47.47	$46.97
Branded postpaid ABPU	$61.90	$62.59	$63.38	$63.08	$61.89	$60.40	$59.89	$59.88	$62.75	$60.49
Branded prepaid ARPU	$37.58	$37.86	$38.01	$38.20	$38.53	$38.65	$38.93	$38.63	$37.92	$38.69
Branded postpaid accounts, end of period (in thousands)	12,639	12,753	11,932	12,055	12,275	12,432	12,668	12,990	12,055	12,990
Branded postpaid customers per account	2.59	2.64	2.78	2.86	2.88	2.91	2.92	2.93	2.86	2.93

Device Sales and Leased Devices
Phones (in millions)	9.0	8.4	8.8	10.0	8.6	8.3	8.7	9.7	36.2	35.3
Branded postpaid handset upgrade rate	7%	6%	7%	10%	7%	7%	6%	7%	30%	27%

Device Financing
Gross EIP financed (in millions)	$1,246	$1,562	$1,372	$1,956	$1,339	$1,657	$1,487	$2,090	$6,136	$6,573
EIP billings (in millions)	$1,324	$1,344	$1,394	$1,370	$1,402	$1,402	$1,481	$1,581	$5,432	$5,866
EIP receivables, net (in millions)	$3,053	$2,662	$2,508	$2,914	$2,855	$3,162	$3,236	$3,564	$2,914	$3,564
Lease revenues (in millions)	$342	$367	$353	$354	$324	$234	$159	$160	$1,416	$877
Leased devices transferred from inventory to property and equipment (in millions)	$784	$157	$234	$413	$243	$270	$262	$356	$1,588	$1,131
Returned leased devices transferred from property and equipment to inventory (in millions)	$(131)	$(105)	$(186)	$(180)	$(197)	$(273)	$(165)	$(107)	$(602)	$(742)

Customer Quality
EIP receivables classified as prime	47%	42%	42%	44%	43%	43%	43%	44%	44%	44%
EIP receivables classified as prime (including EIP receivables sold)	52%	53%	53%	53%	53%	52%	52%	54%	53%	54%
Total bad debt expense and losses from sales of receivables (in millions)	$173	$165	$177	$190	$188	$162	$190	$147	$705	$687

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See Effect of Change in Accounting Principle table for further detail.

(2)	Branded postpaid phone ARPU includes the reclassification of 43,000 DIGITS average customers and the related revenue to the branded postpaid other customer category for the second quarter of 2017.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Factbook includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable. We made an accounting change in 2017 to include imputed interest associated with EIP receivables in Other revenues which are included in Adjusted EBITDA.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter											Year Ended December 31,
(in millions)	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2016	2017
Net income	$361	$138	$297	$479	$225	$366	$390	$698	$581	$550	$2,707	$1,460	$4,536
Adjustments:
Interest expense	257	262	305	339	368	376	335	339	265	253	254	1,418	1,111
Interest expense to affiliates	92	121	134	79	93	76	64	100	131	167	162	312	560
Interest income (1)	(1)	(1)	(1)	(3)	(3)	(3)	(4)	(7)	(6)	(2)	(2)	(13)	(17)
Other (income) expense, net	(1)	1	3	2	3	1	—	(2)	92	(1)	(16)	6	73
Income tax expense (benefit)	2	100	184	272	147	232	216	(91)	353	356	(1,993)	867	(1,375)
Operating income (1)	710	621	922	1,168	833	1,048	1,001	1,037	1,416	1,323	1,112	4,050	4,888
Depreciation and Amortization	1,075	1,157	1,369	1,552	1,575	1,568	1,548	1,564	1,519	1,416	1,485	6,243	5,984
Cost of MetroPCS business combination (2)	34	193	21	36	59	15	(6)	—	—	—	—	104	—
Stock-based compensation (3)	71	43	52	53	61	57	64	67	72	83	85	235	307
Other, net (4)	40	2	—	5	1	1	—	—	5	—	29	7	34
Adjusted EBITDA (1)	$1,930	$2,016	$2,364	$2,814	$2,529	$2,689	$2,607	$2,668	$3,012	$2,822	$2,711	$10,639	$11,213

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

(2)	Beginning Q1 2017, we will no longer separately present Cost of MetroPCS business combination as it is insignificant.

(3)	Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the condensed consolidated financial statements.

(4)
Other, net may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur, and are therefore excluded in Adjusted EBITDA.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower obligations) to last twelve months Net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017
Short-term debt	$365	$258	$325	$354	$7,542	$522	$558	$1,612
Short-term debt to affiliates	—	—	—	—	—	680	—	—
Long-term debt	20,505	21,574	21,825	21,832	13,105	13,206	13,163	12,121
Long-term debt to affiliates	5,600	5,600	5,600	5,600	9,600	14,086	14,586	14,586
Less: Cash and cash equivalents	(3,647)	(5,538)	(5,352)	(5,500)	(7,501)	(181)	(739)	(1,219)
Less: Short-term investments	(2,925)	—	—	—	—	—	—	—
Net debt (excluding Tower Obligations)	$19,898	$21,894	$22,398	$22,286	$22,746	$28,313	$27,568	$27,100
Divided by: Last twelve months Net income	$1,275	$1,139	$1,367	$1,460	$1,679	$2,035	$2,219	$4,536
Net Debt (excluding Tower Obligations) to last twelve months Net income	15.6	19.2	16.4	15.3	13.5	13.9	12.4	6.0
Divided by: Last twelve months Adjusted EBITDA (1)	$9,124	$9,723	$10,396	$10,639	$10,493	$10,976	$11,109	$11,213
Net Debt (excluding Tower Obligations) to last twelve months Adjusted EBITDA Ratio (1)	2.2	2.3	2.2	2.1	2.2	2.6	2.5	2.4

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

Free Cash Flow is calculated as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2016	2017
Net cash provided by operating activities	$1,025	$1,768	$1,740	$1,602	$1,713	$1,829	$2,362	$2,058	$6,135	$7,962
Cash purchases of property and equipment	(1,335)	(1,349)	(1,159)	(859)	(1,528)	(1,347)	(1,441)	(921)	(4,702)	(5,237)
Free Cash Flow	$(310)	$419	$581	$743	$185	$482	$921	$1,137	$1,433	$2,725
Net cash used in investing activities	$(1,860)	$(667)	$(1,859)	$(1,294)	$(1,550)	$(7,133)	$(1,455)	$(926)	$(5,680)	$(11,064)
Net cash (used in) provided by financing activities	$(100)	$790	$(67)	$(160)	$1,838	$(2,016)	$(349)	$(652)	$463	$(1,179)

Free Cash Flow(1) three-year CAGR is calculated as follows:

	FY	FY
(in millions, except CAGR Range)	2016	2019 Guidance Range (2)		CAGR Range
Net cash provided by operating activities	$6,135	$9,600	$10,000	16%	18%
Cash purchases of property and equipment	(4,702)	(5,100)	(5,400)	3%	5%
Free Cash Flow	$1,433	$4,500	$4,600	46%	48%

(1)	In Q1 2018, we plan to redefine Free Cash Flow to reflect the change in classification of cash flows resulting from the adoption of ASU 2016-15.

(2)
The low-end of our 2019 guidance range previously was: Net cash provided by operating activities of $9,400 million less Cash purchases of property and equipment of $5,000 million resulting in Free Cash Flow of $4,400 million.

T-Mobile US, Inc.
Reconciliation of Operating Measures to Branded Postpaid Service Revenues
(Unaudited)

The following tables illustrate the calculation of our operating measures ARPU and ABPU and reconcile these measures to the related service revenues:

(in millions, except average number of customers, ARPU and ABPU)	Quarter								Year Ended December 31,
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2016	2017
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$4,302	$4,509	$4,647	$4,680	$4,725	$4,820	$4,920	$4,983	$18,138	$19,448
Less: Branded postpaid other revenues	(182)	(193)	(193)	(205)	(225)	(255)	(294)	(303)	(773)	(1,077)
Branded postpaid phone service revenues	$4,120	$4,316	$4,454	$4,475	$4,500	$4,565	$4,626	$4,680	$17,365	$18,371
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	29,720	30,537	30,836	30,842	31,564	32,329	32,852	33,640	30,484	32,596
Branded postpaid phone ARPU (1)	$46.21	$47.11	$48.15	$48.37	$47.53	$47.07	$46.93	$46.38	$47.47	$46.97

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$4,302	$4,509	$4,647	$4,680	$4,725	$4,820	$4,920	$4,983	$18,138	$19,448
EIP billings	1,324	1,344	1,394	1,370	1,402	1,402	1,481	1,581	5,432	5,866
Lease revenues	342	367	353	354	324	234	159	160	1,416	877
Total billings for branded postpaid customers	$5,968	$6,220	$6,394	$6,404	$6,451	$6,456	$6,560	$6,724	$24,986	$26,191
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	32,140	33,125	33,632	33,839	34,740	35,636	36,505	37,436	33,184	36,079
Branded postpaid ABPU	$61.90	$62.59	$63.38	$63.08	$61.89	$60.40	$59.89	$59.88	$62.75	$60.49

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,025	$2,119	$2,182	$2,227	$2,299	$2,334	$2,376	$2,371	$8,553	$9,380
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	17,962	18,662	19,134	19,431	19,889	20,131	20,336	20,461	18,797	20,204
Branded prepaid ARPU	$37.58	$37.86	$38.01	$38.20	$38.53	$38.65	$38.93	$38.63	$37.92	$38.69

(1)	Branded postpaid phone ARPU includes the reclassification of 43,000 DIGITS average customers and related revenue to the "Branded postpaid other customers" category for the second quarter of 2017.

Definitions of Terms

Operating and financial measures are utilized by T-Mobile's management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance.

1.
Customer - SIM number with a unique T-Mobile mobile identifier which is associated with an account that generates revenue. Branded customers generally include customers that are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance. Wholesale customers include Machine-to-Machine (M2M) and Mobile Virtual Network Operator (MVNO) customers that operate on T-Mobile's network, but are managed by wholesale partners.

2.
Churn - Number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time.

3.
Customers per account - The number of branded postpaid customers as of the end of the period divided by the number of branded postpaid accounts as of the end of the period. An account may include branded postpaid phone, mobile broadband, and DIGITS customers.

4.
Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband and DIGITS customers and related revenues.
Average Billings per User (ABPU) - Average monthly branded postpaid service revenue earned from customers plus monthly EIP billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's postpaid customers each month.
Service revenues - Branded postpaid, including handset insurance, branded prepaid, wholesale, and roaming and other service revenues.

5.
Cost of services - Costs directly attributable to providing wireless service through the operation of T-Mobile's network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.

Cost of equipment sales - Costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.
Selling, general and administrative expenses - Costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense and administrative support activities.

6.	Net income margin - Margin % calculated as net income divided by service revenues.

7.
Adjusted EBITDA - Earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense, non-cash stock-based compensation and certain expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile's ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs as they are not indicative of T-Mobile's ongoing operating performance and certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). In Q1 2017, we made an accounting change to include imputed interest associated with EIP receivables in Other revenues which are included in Adjusted EBITDA.

8.	Adjusted EBITDA Margin - Margin % calculated as Adjusted EBITDA divided by service revenues.

9.	Smartphones - UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

10.
Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

11.	Net debt - Short-term debt, short-term debt to affiliates, long-term debt, and long-term debt (excluding tower obligations) to affiliates, less cash and cash equivalents and short-term investments.

Forward-Looking Statements

This Investor Factbook includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile's plans, outlook, beliefs, opinion, projections, guidance, strategy, store openings, deployment of spectrum and expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: adverse economic or political conditions in the U.S. and international markets; competition, industry consolidation, and changes in the market for wireless services could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments, or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; breaches of our and/or our third party vendors' networks, information technology and data security; natural disasters, terrorist attacks or similar incidents; unfavorable outcomes of existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks; any disruption or failure of our third parties' or key suppliers' provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; the ability to make payments on our debt or to repay our existing indebtedness when due or to comply with the covenants contained therein; adverse change in the ratings of our debt securities or adverse conditions in the credit markets; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission ("SEC"), may require, which could result in an impact on earnings; and changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that the reset process under our trademark license with Deutsche Telekom AG results in changes to the royalty rates for our trademarks; and other risks described in our filings with the SEC. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About T-Mobile US, Inc.

As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our advanced nationwide 4G LTE network delivers outstanding wireless experiences to 72.6 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.T-Mobile.com or join the conversation on Twitter using $TMUS.